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                              TOWN OF ORCHARD PARK
                                      and
                            VILLAGE OF ORCHARD PARK
                                   FRANCHISE
                                   AGREEMENT
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STATE OF NEW YORK

Town of Orchard Park and Village of Orchard Park, County of Erie

         This FRANCHISE AGREEMENT made this 28th day of May, 1995 between the Incorporated Town of Orchard Park and Village of Orchard Park (hereinafter called "Orchard Park") and Cable TV Fund 11-B, LTD., a Colorado limited partnership doing business as Jones Intercable Inc., (hereinafter called "Franchisee").

         WHEREAS Franchisee wishes to construct, maintain and operate a cable television system in Orchard Park; and

         WHEREAS the construction, maintenance and operation of said cable television system involves the use and occupation by Franchisee of the streets, thoroughfares and other public rights-of-way belonging to Orchard Park; and

         WHEREAS the technical ability, financial condition and character of Franchisee and its principals have been considered and approved by the Town Board of Orchard Park and the Village Board of Orchard Park in full public proceedings affording due process; and

         WHEREAS, by resolution of the Town Board dated May 17, 1995, Orchard Park has granted a renewal of the non-exclusive cable television franchise to Franchisee and authorized the Town Supervisor or other designated representative of the Town Board to execute the instant FRANCHISE AGREEMENT with Franchisee upon the terms hereinafter set forth; and

         WHEREAS, by resolution of the Village Board dated May 17, 1995, Orchard Park has granted a renewal of the non-exclusive cable television franchise to Franchisee and authorized the Village Mayor or other designated representative of the Village Board to execute the instant FRANCHISE AGREEMENT with Franchisee upon the terms hereinafter set forth; and

         WHEREAS, the instant FRANCHISE AGREEMENT complies with the franchise standards required by the New York State Commission of Cable Television and the Federal Communications Commission;





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         NOW, THEREFORE, in consideration of the mutual conditions and covenants contained herein:

         IT IS MUTUALLY AGREED AS FOLLOWS:

         1. Grant

         Orchard Park hereby grants to Franchisee, its successors and assigns the nonexclusive right and privilege to erect and place in Orchard Park and to construct, maintain and operate in, over or under the present and future streets, sidewalks, alleys, public land and places and highways in or of Orchard Park, towers, poles, lines, cables, necessary wiring and other apparatus for the purpose of transmitting, receiving, amplifying and distributing telephone, telegraph, television, data, radio signals and other video and aural programming and communications services within said Orchard Park and to the inhabitants thereof. Any and all towers intended to be erected shall be subject to the prior approval of Orchard Park. No antennas nor poles shall exceed the height of existing utility poles without the prior approval of Orchard Park. All installations shall comply with Orchard Park ordinances and federal, state and local laws and regulations.

         2. Term

         The term of this Agreement shall be for a period of ten (10) years from May 28, 1995.

         3. Franchise Area

         The franchise rights and obligations set forth in this Agreement shall be applicable to the present territorial limits of the Town of Orchard Park and the Village of Orchard Park and to any area added thereto during the term of this Agreement.

         4. Construction

         (a) Franchisee shall construct and maintain its cable system in a safe and reliable manner.





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         (b)     The population density shall be established at a minimum of 25 dwelling units per aerial mile of cable for years 1 thru 5 of this franchise. During years 6 - 10 of this franchise the population density shall be established at 20 dwelling units per aerial mile of cable. Areas adjoining existing cable plant meeting the above density requirements shall be cabled without a contribution in aid of construction by subscribers. Areas not immediately adjoining the cable plant and whose population density is less than the number of dwelling units per lineal mile of aerial cable established above, shall be considered to be located in a line extension area. Subscribers residing in such an area and who are willing to contribute to the cost of construction shall be entitled to services in accordance with the following formula C/LE-CA/P = SC.

C = The actual cost of new construction in the line extension area;

CA = The average cost of construction per mile in the primary service area;

P = The minimum number of dwelling units per mile which would require the franchisee to provide service in the primary service area. This is determined by taking the minimum number, or the average (which is determined by dividing the number of dwelling units in the primary service area by the number of lineal miles of cable in the same area) whichever of the two numbers is lower;

LE = The number of dwelling units requesting service in the line extension area;

SC = Subscriber contribution in aid of construction in the line extension area.

         (c) Franchisee shall construct its cable system using materials of good and durable quality, and all work involved in construction, installation, maintenance, and repair of the cable system shall be performed in a safe, thorough, and reliable manner.

         (d) New subdivisions where cable facilities have been installed in joint trench with power and/or telephone that are located within cabled areas shall have service activated when the number of occupied homes equals 25% of the planned lots in the subdivision. The calculation of the percentage occupied will be determined based on the area where cable facilities have been placed in joint trench rather than including future phases of the subdivision in the lots calculation.

         5. Subscriber Rates

         (a) The Franchisee may make such charges for services provided to subscribers as are permitted by Federal, State, or Local law. Under this sub-section, neither party surrenders any other rights or obligations due them under any other Federal, State, or Local statute rule or regulation.





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         (b)     Any subscriber over 65 years of age who is the principal
resident of the service dwelling will be entitled to a discount of 10% on basic cable television service including initial installation. This discount will be extended to the Basic Plus customer. Franchisee shall establish a procedure for subscribers to apply for this discount.

         (c) The Town Hall, Town Library, Fire Stations, Senior Center, and all public schools within Orchard Park which are in areas meeting the density requirements of section 4(b) will receive one free outlet and free Basic Plus Service.

         (d) Franchisee agrees to construct a two way capable plant to the Orchard Park High School to enable the School to cable cast programming on the Educational access channel. Franchisee has sole responsibility for scheduling air time for access programming.

         6. Complaints

         (a) Franchisee shall maintain an office with a listed telephone number within the Orchard Park for the purpose of receiving and responding to cable television subscriber complaints.

         (b) All subscriber complaints or trouble calls shall receive investigative action on the same day such complaint or call is received at the local office, if possible, but in no case later than the following business day. Subscriber complaints and trouble calls shall be processed in compliance with the standards set forth in Section 596.8 of the rules and regulations of the New York State Commission on Cable Television.

         (c) Franchisee shall provide notice to each subscriber, at intervals of not more than one year, of the procedure for reporting and resolving subscriber complaints. (Such notice may be written or by such other means as the State Commission on Cable Television may from time to time approve.)

         7. Prohibition of Abandonment

Franchisee shall provide continuous cable television service during the term of this agreement and shall at no time during the term of this agreement abandon or cease to operate its cable system.





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         8. Indemnification and Insurance

         (a) Franchisee shall indemnify and save Orchard Park harmless from all losses sustained by Orchard Park on account of any suit, judgment, execution, claim, damage, or demand whatsoever occasioned by or arising out of the construction, erection, maintenance, repair, or operation of Franchisee's cable television system or the exercise by Orchard Park of the franchise rights granted herein. For this purpose, Franchisee shall obtain and carry property damage and personal liability insurance written by an insurance company or companies qualified to do business in the State of New York. The amounts of such insurance shall be not less than $250,000 for liability due to damage to property, no less than $5,000,000 for liability due to injury or death of any person, and not less than $5,000,000 for liability due to any one accident. Orchard Park shall notify Franchisee within thirty (30) days after the presentation of any claim or demand, either by suit or otherwise, made against Orchard Park on account of any negligence or other conduct on the part of Franchisee.

         (b) Franchisee specifically agrees that it will pay all expenses incurred by Orchard Park to defend itself in regard to any matter mentioned in paragraph (a), above. These expenses shall include out-of pocket expenses, such as reasonable attorney's fees, and shall include the reasonable value of any service rendered by Orchard Park's attorneys or their assistants or any other employees of Orchard Park.

         (c) A certificate evidencing the insurance coverage required by paragraph (a), above, shall be delivered by Franchisee to the Town Clerk within 60 days of the date of this franchise.

         9. Repair of Property

         Any property of the Town of Orchard Park or the Village of Orchard Park damaged or destroyed by reason of any activity undertaken pursuant to this Agreement shall be repaired or replaced, or Franchisee shall commence such repair or replacement, within 48 hours from the time Franchisee receives notice of the damage. Franchisee shall restore any such damage property to serviceable condition. All openings or obstructions in public ways will be protected by fencing or other protective devices at the sole expense of Franchisee. At its own expense Franchisee will disconnect or relocate any of its equipment in public rights-of-way as may be required by the Town or Village by reason of street construction and public safety. If requested by a private party holding an appropriate permit issued by the Town or Village, Franchisee will temporarily raise or lower its lines to enable the moving of any building or structure if expenses related thereto are paid by the requesting party. Franchisee will restore or commence to restore any damage to private property resulting from the installation and operation of its cable television system within thirty (30) days of notice from such property owner.





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         10. Equal Employment

         Franchisee shall not refuse to hire or employ, nor bar or discharge from employment, nor discriminate against any person in compensation or in terms, conditions, or privileges of employment because of age, race, creed, color, national origin, or sex.

         11. Additional Regulations

         Orchard Park reserves the right to adopt such additional regulations as it shall find necessary in the exercise of its police power, provided such regulations are reasonable and not materially in conflict with the rights and privileges granted in this Agreement.

         12. Municipal Inspection

         Orchard Park reserves the right to inspect all pertinent books, records, maps, plans, financial statements, and other like materials of Franchisee upon reasonable notice during normal business hours.

         13. Responsible Municipal Officer

         The Town Board and the Village Board shall be responsible for the continuing administration of this Agreement.

         14. Material Provisions and Severability

         Should any provision of this Agreement be held invalid by any court or regulatory agency of competent jurisdiction, the remaining provisions of this Agreement shall remain in full force and effect.

         15.     Approval and Amendment of Provisions

         (a) The terms and provisions of this Agreement are subject to the approval of the New York State Commission on Cable Television.





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         (b)     Should the Federal Communications Commission or the New York
State Commission on Cable Television make such modifications of the provisions of its rules and regulations that would require the amendment of this Agreement, such amendment is hereby agreed upon and such necessary provisions or changes are incorporated herein by reference. Necessary amendments will be made within one year or upon the expiration of this Agreement, whichever occurs first.

         16. Franchise Fees and Reporting

         Franchisee agrees to pay to Orchard Park for the rights and privileges enjoyed hereunder, a sum equal to three percent (3%) of Franchisee's gross annual receipts attributable to providing the services contemplated in this Franchise Agreement. Such sum shall be paid in semiannual installments within 90 days of the end of each fiscal half year of Franchisee. In addition to the above described franchise fee, Franchisee shall be responsible for all applicable local, state, and federal property, sales, income, and franchise and other taxes or assessments. Franchisee shall provide a financial statement to Orchard Park annually, within 90 days of the close of its fiscal year. Such financial reports will be prepared in accordance with generally accepted accounting principals and shall be audited by a public accountant or certified by a senior financial officer of Franchisee.

         17. Future Technology Initiative

         (a) The Franchisee and Orchard Park recognize that during the period of this Agreement that technology changes in the Cable industry may make new products and services available that may benefit Orchard Park and its residents. Both parties agree to evaluate these products and services as they become available. Nothing in this section will require either party to offer a specific service or to purchase it if made available.





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         The parties have duly executed this agreement as of the date first written above.

                                  TOWN OF ORCHARD PARK

                                  By: /s/ DENNIS J. MILL
                                      ------------------------------------
                                  Title:  Supervisor
                                         ---------------------------------

                                  VILLAGE OF ORCHARD PARK

                                  By: /s/ PATRICIA A. SCLIMAN
                                      ------------------------------------
                                  Title:   Mayor
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                                  CABLE TV FUND 11-B, LTD
                                  By: Jones Intercable Inc.
                                      its General Partner

                                  By: /s/ RUTH E. WARREN
                                      ------------------------------------
                                      Ruth E. Warren
                                      Group Vice President/Operations





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